As filed with the Securities and Exchange Commission on July 26, 2016

Registration No. 333- 180076

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180076

UNDER

THE SECURITIES ACT OF 1933

ENERGY RECOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-0616867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1717 Doolittle Drive, San Leandro, California 94577

(Address, including zip code, of registrant’s principal executive offices)

 Energy Recovery, Inc.

2008 Equity Incentive Plan

(Full Title of the Plan)

Chris Gannon

Chief Financial Officer

1717 Doolittle Drive

San Leandro, CA 94577

(Name and Address of Agent for Service)

(510) 483-7370

(Telephone Number, Including Area Code, of Agent for Service)

 Copy to:

Leonard J. Essig

Lewis Rice LLC

600 Washington Avenue, Suite 2500

St. Louis, Missouri 63101

(314) 444-7600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (Check One):

Large accelerated filer	☐	Accelerated filer	X

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

Energy Recovery, Inc., a Delaware corporation (the “Registrant”), hereby files this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-180076) (the “2012 Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2012 with respect to 3,600,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Energy Recovery, Inc. 2008 Equity Incentive Plan (the “Prior Plan”), to deregister certain of the securities originally registered pursuant to the 2012 Registration Statement.

On June 23, 2016, the Registrant’s stockholders approved the Energy Recovery, Inc. 2016 Incentive Plan (the “2016 Plan”) and, in connection therewith, no further awards will be made under the Prior Plan. The maximum number of shares of Common Stock reserved for issuance under the 2016 Plan includes shares available for issuance but not issued or subject to outstanding awards under the Prior Plan as of June 23, 2016 (plus shares subject to awards under the Prior Plan as of June 23, 2016 that subsequently cease to be subject to such awards, such as by cancellation or forfeiture of the awards). As of June 23, 2016, 611,083 shares remained available for issuance under the Prior Plan that were not subject to outstanding awards under that plan. Accordingly, the Registrant hereby deregisters 611,083 shares that have not been and will not be issued under the Prior Plan, but which will instead be available for issuance under the 2016 Plan (the “Carryover Shares”). As of June 23, 2016, an aggregate of 7,338,763shares remain subject to outstanding awards previously granted under the Prior Plan. The 2012 Registration Statement, as well as the Registration Statement on Form S-8 (File No. 333-16559) (collectively, with the 2012 Registration Statement, the “Prior Registration Statements”), filed with the Commission on March 19, 2010 with respect to 5,000,000 shares of the Registrant’s Common Stock issuable under the Prior Plan, will remain in effect to cover the potential issuances of shares pursuant to the terms of those outstanding awards. If any shares subject to those outstanding awards under the Prior Plan subsequently become available for issuance under the 2016 Plan as a result of the forfeiture, cancellation or termination of such awards, the shares subject to such awards will become available for issuance under the 2016 Plan. One or more future post-effective amendments to the Prior Registration Statements will be filed to deregister such shares under the Prior Registration Statements.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission to register, among other shares, the Carryover Shares authorized for issuance pursuant to the 2016 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Energy Recovery, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Leandro, State of California, on July 26, 2016.

ENERGY RECOVERY, INC.

By:	/s/ JOEL GAY
Joel Gay
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 in reliance on Rule 478 under the Securities Act of 1933, as amended.